Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the ___ day of ____________ 2023 by and between CardCash Exchange, Inc., a Delaware corporation (the “Company”), and Marc Ackerman, a natural person, residing in the State of New Jersey (“Executive”).

WHEREAS, RDE, Inc. (“Parent”) and the Company have entered into an Agreement and Plan of Merger with the Company whereby the Company shall become a wholly owned subsidiary of Parent on the closing date of the transactions contemplated by such agreement (the “Closing Date”);

WHEREAS, the Company, a wholly owned subsidiary of RDE, Inc. (“Parent”), wishes to employ Executive as its Chief Operating Officer (“COO”), and Executive wishes to accept such employment;

WHEREAS, the Company and Executive wish to set forth the terms of Executive’s employment and certain additional agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

The Company will employ Executive, and Executive will continue to serve the Company, under the terms of this Agreement commencing July ____, 2023 (the “Commencement Date”) for a term of an additional four (4) years unless earlier terminated under Section 4 hereof. The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2.	Duties and Status

The Company hereby engages Executive as its COO on the terms and conditions set forth in this Agreement including the terms and conditions of the Employee Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein (the “Non-Disclosure Agreement”). Executive agrees to devote the Executive’s entire business time, attention and energies to the business and interests of the Company during the Employment Period. During the Employment Period, Executive shall report directly to the Board of Directors (the “Board”) and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

3.	Compensation and Benefits

(a)	Salary. During the Employment Period, the Company shall pay to Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary of $375,000 per annum, payable semi-monthly. During the Employment Period, Executive shall receive a minimum merit increase of _% of previous year annual salary.

(b)	Bonus. During the Employment Period, Executive shall receive a minimum bonus of $100,000 to be paid in cash, stock or both on terms that shall be mutually acceptable to the Board and Executive to meet mutually agreed to performance goals.

(c)	Options. Upon the Commencement Date, Executive shall receive 625,000 restricted shares of Parent’s common stock and an additional 625,000 restricted shares of Parent’s common stock to vest 25% or 156,250 shares on each anniversary of the Commencement Date. Executive shall also be entitled to receive restricted stock and stock options (together with any stock paid as part of Executive’s bonus, “Equity”) under the Parent’s 2019 Stock Incentive Plan to acquire shares of the Parent’s common stock at the discretion of the Board and the Board of Directors of the Parent.

(d)	Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company, the Parent, and any other affiliates of the Parent in effect during the Employment Period which are generally available to senior executives of the Company, the Parent, and any other affiliates of the Parent, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, the Parent, and any other affiliates of the Parent, including, but not limited to, standard holidays, twenty (20) days of vacation pay plus five (5) sick/personal days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(e)	Business Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, including telecommunications expenses and travel expenses.

4.	Termination of Employment

(a)	Termination for Cause. The Company may terminate Executive’s employment hereunder for Cause (defined below). For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)	a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition) which remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach;

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)	substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	the commission and indictment by Executive of any crime involving moral turpitude or a felony; and

(v)	Executive’s performance or omission of any act which becomes known to any of the customers, clients, stockholders or regulators of the Company, and, as found by the Board, threatens to have or has a material and adverse impact on the business of the Company.

(b)	Termination for Good Reason. Executive shall have the right at any time to terminate his employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below). For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate his employment hereunder if such termination shall be the result of:

(i)	the Company’s material breach of this Agreement;

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law;

(iii)	A material and substantial reduction of the Employee’s responsibilities that is inconsistent with the Employee’s status as a senior executive of the Company, but in each case subject to the limitations on the Employee’s rights and responsibilities set forth in Section 2; or
(iv)	A requirement that Executive relocate his permanent residence more than thirty (30) miles from his current address.

(c)	Voluntary Termination. Executive, at his election, may terminate his employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(d)	Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Executive. The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve (12)-month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(e)	Termination at the Election of the Company. At the election of the Company, otherwise than for Cause as set forth in Section 4(a) above, upon not less than sixty (60) days prior written notice of termination.

(f)	Termination for Business Failure. Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. The merger or consolidation of the Company into another entity, or the sale or assignment of all or substantially all of the Company’s or business to a third which continues the business of the Company shall not constitute discontinuation of the Company’s business under this Section 4(f) In the event this Agreement is terminated pursuant to this Section 4(f), the Executive will not be entitled to severance pay.

5.	Consequences of Termination

(a)	By Executive for Good Reason or the Company Without Cause. In the event of a termination of Executive’s employment during the Employment Period by Executive for Good Reason pursuant to Section 4(b) or the Company without Cause pursuant to Section 4 (e), the Company shall pay Executive (or his estate) and provide him with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i)	Cash Payment. A cash payment, payable in equal installments over a six (6) month period after Executive’s termination of employment (the “Severance Period”), equal to the sum of the following:

(A)	Salary. The equivalent of the greater of (i) twelve (12) months of Executive’s then-current base salary or (ii) the remainder of the term of this Agreement.

(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)	Equity. All Equity vested at time of termination shall be retained by Executive and all Equity that has not vested shall be accelerated and be deemed vested for purposes of this Section 5.

(ii)	Other Benefits. The Company shall provide continued coverage for the remainder of the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(ii).

(b)	Other Termination of Employment. In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)	Withholding of Taxes. All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)	No Other Obligations. The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements and this Agreement. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

(e)	Mitigation or Offset. Executive shall not be required to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall not be an offset of the payments or benefits set forth in this Section 5.

6.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

7.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Certificate of Incorporation and the Delaware General Corporation Law except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Company shall provide that Executive is covered by Directors and Officers insurance that the Company, the Parent, and any other affiliates of the Parent provides to other senior executives and/or Board members of the Company, the Parent, and any other affiliates of the Parent.

8.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company;. Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

9.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail or by electronic mail with proof of receipt to the following addresses:

If to Executive:

Marc Ackerman

990 Cedarbridge Avenue

Suite B7, Room 365

Brick, NJ 08723-4159

Email: marc@cardcash.com

If to the Company:

RDE, Inc.

1100 E. Woodfield Road

Building 2

Schaumburg, IL 60173

Attn: Ketan Thakker, President and CEO

email: kthakker@restaurant.com

10.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

11.	Non-Assignment / Successors

Neither party hereto may assign his/her or its rights or delegate his/hers or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

12.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in Chicago, Illinois, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based. Mediation shall be governed by, and conducted through, the AAA. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above.

RDE, INC.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President and CEO

/s/ Marc Ackerman
Marc Ackerman

[Signature Page to Marc Ackerman Executive Employment Agreement]

Exhibit A

Employee Proprietary Information, Inventions, and Non-Competition Agreement